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                                                              Exhibit (a)(2)(ii)

                                 AMENDMENT NO. 2
                    TO THE AMENDED AND RESTATED AGREEMENT AND
                              DECLARATION OF TRUST
                                EQ ADVISORS TRUST

     Pursuant to Article VIII, Section 4 of the Amended and Restated Agreement and Declaration of Trust of EQ Advisors Trust ("Declaration of Trust"), the Declaration of Trust, as amended on September 20, 2000, is hereby further amended as indicated below.

     Article VII, Section 1 (Compensation and Limitation of Liability of Trustees) which currently reads as follows:

         The Trustees in such capacity shall be entitled to reasonable compensation from the Trust and they may fix the amount of such compensation. However, the Trust will not compensate those Trustees who are "affiliated persons" (as that term is defined in the 1940 Act) of the Trust, its Manager, subadvisers, distributor or Principal Underwriter. Nothing herein shall in any way prevent the employment of any Trustee for advisory, management, legal, accounting, investment banking or other services and payment for such services by the Trust.

     is hereby amended as follows:

         The Trustees in such capacity shall be entitled to reasonable compensation from the Trust and they may fix the amount of such compensation. However, the Trust will not compensate those Trustees who are "affiliated persons" (as that term is defined in the 1940 Act) of the Manager, subadvisers, distributor or Principal Underwriter of the Trust. Nothing herein shall in any way prevent the employment of any Trustee for advisory, management, legal, accounting, investment banking or other services and payment for such services by the Trust.

                                   CERTIFICATE

     Pursuant to Article VIII, Section 4 of the Declaration of Trust, the undersigned Trustee hereby acknowledges and certifies that this Amendment No. 2 to the Amended and Restated Agreement and Declaration of the Trust of EQ Advisors Trust is made in accordance with the provisions of the Amended and Restated Agreement and Declaration of Trust and is effective upon this 16th day of April, 2002.

     IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.


                                                /s/ Peter Noris
                                                --------------------------------
                                                Peter Noris, Trustee